UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 25, 2008

HELMERICH & PAYNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4221	73-0679879
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1437 South Boulder Avenue, Suite 1400

Tulsa, Oklahoma 74119

(Address of principal executive offices)

(918) 742-5531

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.  Other Events.

On November 25, 2008, a jury in the case of H.B. Krug, et al. v. Helmerich & Payne, Inc., District Court, Tulsa County, Oklahoma, found that approximately $69 million of damages should be paid by Helmerich & Payne, Inc. (“Helmerich & Payne”) to plaintiff royalty owners.  The jury verdict is not final and is subject to modification by the Court.  The Court is expected to enter judgment in this litigation in the near future.

Although Helmerich & Payne is identified in the caption of this litigation, Helmerich & Payne does not believe that it will incur any damages with respect to such litigation since Helmerich & Payne is indemnified for these damages by Cimarex Energy Co. (“Cimarex”).  The Krug litigation relates to the exploration and production (“E&P”) business that was separated from Helmerich & Payne pursuant to a spin-off transaction consummated in 2002.  In connection with the spin-off, Helmerich & Payne and Cimarex entered into a Distribution Agreement pursuant to which Cimarex (i) assumed all of the assets and liabilities relating to the E&P business and (ii) indemnified Helmerich & Payne for E&P-related liabilities, including the Krug litigation.  Since that time, and in accordance with the Distribution Agreement, Cimarex has assumed and conducted the defense of the Krug litigation.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

*99	Helmerich & Payne, Inc. press release dated November 28, 2008

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2008	HELMERICH & PAYNE, INC.

	By:	/s/ STEVEN R. MACKEY
		Name:	Steven R. Mackey
		Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

*99	Helmerich & Payne, Inc. press release dated November 28, 2008

* Filed herewith.